Exhibit 99.1

January 23, 2023	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Fourth Quarter and

Annual Earnings of $1.84 and $6.02 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter and Year Ended December 31, 2022:

•	Significant Income and Expense Items: During the three months ended December 31, 2022, the Company recorded the following significant items:
(1) The Company recorded an expense in Legal and Professional Fees totaling $1.4 million related to training and implementation costs for its upcoming core systems conversion and professional fees to consultants that were engaged to support the Company in its transition of core and ancillary software and information technology systems. Expenses of this type are expected to total approximately $1.1-1.3 million per quarter through the systems conversion date, which is scheduled for the third quarter of 2023.
(2) The Company recorded a Loss on Sale of Investments totaling $168,000 related to the sale of certain available-for-sale investment securities.

(3) Upon filing its 2021 federal and various state income tax returns in the fourth quarter of 2022, the Company updated its combined tax rate applied to deferred tax items and also made adjustments to its current income taxes receivable/payable balances as a result of carryback claims. These adjustments to current and deferred taxes resulted in a reduction in income tax expense of $1.1 million in the fourth quarter of 2022.

•	Provision (Credit) for Losses on Loans and Unfunded Commitments: Provision (credit) for losses on loans and unfunded commitments were significantly different in the three months ended December 31, 2022 versus the three months ended December 31, 2021. The Company recorded a total provision expense of $841,000 in the 2022 period versus a total credit (negative expense) of $1.7 million in the 2021 period. The increased provision in the 2022 period served to build credit loss reserves as loan balances grew, even though net charge-offs remained very low.
•	Total Loans: Total outstanding loans, excluding mortgage loans held for sale, increased $499.3 million, or 12.5%, from $4.01 billion at December 31, 2021 to $4.51 billion at December 31, 2022. This increase was primarily in one- to four-family residential loans, construction loans, other residential (multi-family) loans, and commercial real estate loans.
•	Asset Quality: Non-performing assets and potential problem loans totaled $5.3 million at December 31, 2022, a decrease of $2.7 million from $8.0 million at December 31, 2021. At December 31, 2022, non-performing assets were $3.7 million (0.07% of total assets), a decrease of $2.3 million from $6.0 million (0.11% of total assets) at December 31, 2021.
•	Net Interest Income: Net interest income for the fourth quarter of 2022 increased $10.4 million (or approximately 23.5%) to $54.6 million compared to $44.2 million for the fourth quarter of 2021. Net interest margin was 3.99% for the quarter ended December 31, 2022, compared to 3.37% for the quarter ended December 31, 2021. Net interest income and net interest margin in the third quarter of 2022 were $52.9 million and 3.96%, respectively. For the year ended December 31, 2022, net interest income increased $21.7 million (or approximately 12.2%) to $199.6 million compared to $177.9 million for the year ended December 31, 2021. Net interest margin was 3.80% for the year ended December 31, 2022, compared to 3.37% for the year ended December 31, 2021.
•	Capital: The Company’s capital position remained strong, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of December 31, 2022, the Company’s Tier 1 Leverage Ratio was 10.6%, Common Equity Tier 1 Capital Ratio was 10.6%, Tier 1 Capital Ratio was 11.0%, and Total Capital Ratio was 13.5%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended December 31, 2022, were $1.84 per diluted common share ($22.6 million net income) compared to $1.14 per diluted common share ($15.3 million net income) for the three months ended December 31, 2021.

Preliminary earnings for the year ended December 31, 2022, were $6.02 per diluted common share ($75.9 million net income) compared to $5.46 per diluted common share ($74.6 million net income) for the year ended December 31, 2021.

For the quarter ended December 31, 2022, annualized return on average common equity was 17.34%, annualized return on average assets was 1.58%, and annualized net interest margin was 3.99%, compared to 9.74%, 1.13% and 3.37%, respectively, for the quarter ended December 31, 2021. For the year ended December 31, 2022, return on average common equity was 13.44%, return on average assets was 1.38%, and net interest margin was 3.80%, compared to 11.89%, 1.36% and 3.37%, respectively, for the year ended December 31, 2021.

Great Southern President and CEO Joseph W. Turner commented, “Fourth quarter earnings reflected another strong quarter for Great Southern. Benefitting from rising market interest rates, 2022 net income and earnings per share were exceptional. Looking ahead to 2023, the current economic and geopolitical landscape has created a great deal of uncertainty. We are focused on ensuring that the Company is positioned for this, especially in the wake of the changing interest rate environment caused by continued inflationary pressures and other factors.

“In the fourth quarter of 2022, we earned $22.6 million ($1.84 per diluted common share), compared to $15.3 million ($1.14 per diluted common share) for the same period in 2021. The 2021 period included some large non-recurring non-interest expense items which reduced net income and earnings per share. Earnings in the fourth quarter of 2022 were partially offset by much lower profits on loan sales compared to those during the fourth quarter of 2021, as increasing interest rates reduced the volume of mortgage loans originated and sold in the secondary market. Because of continued strong commercial loan growth, we recorded a total provision for credit losses of $0.8 million for the fourth quarter of 2022 ($1.0 million related to our outstanding loan portfolio and $(159,000) related to unfunded loan commitments), compared to a total negative provision of $1.7 million for the same period in 2021 ($3.0 million negative provision related to our outstanding loan portfolio and $1.3 million provision expense related to unfunded loan commitments). Increasing market interest rates and growth in outstanding loan and investment balances contributed to increased net interest income in 2022 compared to 2021. Operating expenses were generally in line with the prior year quarter except for employee compensation and other professional fees, which were elevated during the fourth quarter of 2022. These expense items are discussed further in this release. Lastly, our income tax expense was lower than normal in the fourth quarter of 2022 due to adjustment to our current and deferred tax assets, which are also discussed further in this release.

“In 2023, we expect that our net interest income will remain strong (assuming no significant interest rate cuts), but will likely not grow and could decline a bit due to repricing maturing time deposits and net interest settlements on forward-starting interest rate swaps which will begin in May 2023. Changes in network settlement routing due to expiring agreements have begun to create some minor headwinds related to income we earn on our debit card transactions. While we remain in an environment with higher inflation than we have seen in quite some time, salaries and benefits costs are expected to increase due to the continued tight labor market, changes in various states’ minimum wage laws and annual merit increases for experienced personnel, especially as we move forward with our core systems conversion activities.”

Turner added, “Earnings performance ratios in the fourth quarter of 2022 were strong, with an annualized return on average assets of 1.58% and annualized return on average equity of 17.34%. Our net interest margin improved to 3.99%, from 3.37% and 3.96% during the fourth quarter of 2021 and third quarter of 2022, respectively. Full-year 2022 ratios included return on average assets of 1.38%, return on average equity of 13.44% and net interest margin of 3.80%. The Federal Reserve continues to signal additional increases in interest rates in 2023, which should positively impact our net interest income. However, we do expect positive impacts to be significantly offset by increases in funding costs, which we anticipate will ramp up further in the first half of 2023 as fixed rate time deposits mature and reprice higher.

“During the fourth quarter, loan production and activity in our markets remained positive, but loan origination activity slowed compared to earlier periods in 2022. Since the end of 2021, total net loans, excluding mortgage loans held for sale, increased $499.3 million, or 12.5%. Total outstanding loans grew about $10 million in the fourth quarter of 2022. Our pipeline of loan commitments and the unfunded portion of loans at December 31, 2022, grew significantly from the end of 2021, and we continue to see growth in outstanding construction loan balances as the unfunded portion of those loans already closed in prior periods are funded. Credit quality metrics remained excellent during the fourth quarter of 2022. At December 31, 2022, non-performing assets were $3.7 million, a decrease of $2.3 million from the end of 2021. Non-performing assets to period-end assets were 0.07% at December 31, 2022, compared to 0.11% at the end of 2021. At December 31, 2022, loan delinquencies in our portfolio remained at historically low levels.”

Turner continued, “Our capital position continues to be strong. We remain substantially above regulatory well-capitalized thresholds and our tangible common equity ratio was 9.2% at December 31, 2022. This was an increase from 8.8% at September 30, 2022. In the fourth quarter of 2022, the Company declared a $0.40 per common share dividend, and for all of 2022 declared dividends totaling $1.56 per common share. The Company continued to repurchase shares of our common stock during the fourth quarter of 2022, but at a slower pace compared to the first nine months of the year. Approximately 1.04 million shares at an average price of $59.25 were repurchased during 2022. At December 31, 2022, about 1.2 million shares were available in our stock repurchase authorization. We will continue to judiciously manage our capital levels in light of changing operating and economic circumstances.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net interest income	$54,619	$44,225	$199,614	$177,921
Provision (credit) for credit losses on loans and unfunded commitments	841	(1,723)	6,186	(5,761)
Non-interest income	7,661	9,198	34,140	38,317
Non-interest expense	34,336	35,784	133,366	127,635
Provision for income taxes	4,499	4,081	18,254	19,737
Net income	$22,604	$15,281	$75,948	$74,627

Earnings per diluted common share	$1.84	$1.14	$6.02	$5.46

NET INTEREST INCOME

Net interest income for the fourth quarter of 2022 increased $10.4 million to $54.6 million, compared to $44.2 million for the fourth quarter of 2021. Net interest margin was 3.99% in the fourth quarter of 2022, compared to 3.37% in the same period of 2021, an increase of 62 basis points. For the three months ended December 31, 2022, net interest margin increased three basis points compared to net interest margin of 3.96% in the three months ended September 30, 2022. In comparing the 2022 and 2021 fourth quarter periods, the average yield on loans increased 98 basis points while the average rate on interest-bearing deposits increased 89 basis points. The margin expansion primarily resulted from increasing market interest rates and changes in the asset mix, with average cash equivalents decreasing $538 million, average loans increasing $536 million and average investment securities increasing $227 million. The yield on total interest-earning assets increased from 3.65% in the three months ended December 31, 2021, to 4.97% in the three months ended December 31, 2022. The average interest rate spread was 3.66% for the three months ended December 31, 2022, compared to 3.25% for the three months ended December 31, 2021 and 3.76% for the three months ended September 30, 2022.

Net interest income for the year ended December 31, 2022 increased $21.7 million to $199.6 million, compared to $177.9 million for the year ended December 31, 2021. Net interest margin was 3.80% in the year ended December 31, 2022, compared to 3.37% in the same period of 2021, an increase of 43 basis points. The increase in margin comparing the year ended December 31, 2022 to the year ended December 31, 2021, was primarily due to the same factors as discussed above for the comparison of the current year fourth quarter margin to the prior year fourth quarter margin. The margin expansion primarily resulted from increasing market interest rates and changes in the asset mix, with average cash equivalents decreasing $356 million, average investment securities increasing $228 million and average loans increasing $112 million. The yield on total interest-earning assets increased from 3.77% in the year ended December 31, 2021, to 4.32% in the year ended December 31, 2022. The average interest rate spread was 3.59% for the year ended December 31, 2022, compared to 3.22% for the year ended December 31, 2021.

Additionally, the Company’s net interest income in 2021 included significantly more accretion of net deferred fees related to PPP loans originated in 2020 and 2021. Net deferred fees recognized in interest income were $5,000 in the three months ended December 31, 2022 compared to $1.6 million in the three months ended December 31, 2021. Net deferred fees recognized in interest income were $502,000 in the year ended December 31, 2022 compared to $5.5 million in the year ended December 31, 2021.

During the year ended December 31, 2022, the mix of the Company’s assets shifted somewhat, with net increases in outstanding loan balances and investment securities. The Company used excess funds that were previously held on account at the Federal Reserve Bank to fund the increases in loans and investments. Outstanding loans increased $499.3 million and investment securities increased $192.1 million, while cash and cash equivalents decreased $548.7 million. Also, in the latter half of 2022, the mix of deposits changed somewhat, with non-time account balances trending lower and time deposit balances trending higher. The increased time deposits are a mix of shorter-term retail deposits, fixed-rate brokered deposits which are callable at the Company’s discretion and variable-rate brokered deposits. From time to time, the Company also utilized overnight borrowings from the FHLBank.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $400 million with a contractual termination date in October 2025. As previously disclosed by the Company, on March 2, 2020, the Company and its swap counterparty mutually agreed to terminate this swap, effective immediately. The Company was paid $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued to date interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as Accumulated Other Comprehensive Income and is being accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. The Company recorded $2.0 million of interest income related to the swap in both the three months ended December 31, 2022 and the three months ended December 31, 2021. The Company recorded $8.1 million of interest income related to the swap in both the year ended December 31, 2022 and the year ended December 31, 2021. The Company currently expects to have a sufficient amount of eligible variable rate loans to continue to accrete this interest income ratably in future periods. If this expectation changes and the amount of eligible variable rate loans decreases significantly, the Company may be required to recognize this interest income more rapidly.

In March 2022, the Company entered into another interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap is $300 million, with a contractual termination date of March 1, 2024. Under the terms of the swap, the Company receives a fixed rate of interest of 1.6725% and pays a floating rate of interest equal to one-month USD-LIBOR (or the equivalent replacement rate if USD-LIBOR rate is not available). The floating rate resets monthly and net settlements of interest due to/from the counterparty also occur monthly. The initial floating rate of interest was set at 0.2414%, with monthly adjustments to the floating rate occurring after that time. To the extent that the fixed rate exceeds one-month USD-LIBOR, the Company will receive net interest settlements, which will be recorded as loan interest income. If one-month USD-LIBOR exceeds the fixed rate of interest, the Company will be required to pay net settlements to the counterparty and will record those net payments as a reduction of interest income on loans. The Company recorded a reduction of loan interest income related to this swap transaction of $1.6 million in the three months ended December 31, 2022. The Company recorded a reduction of loan interest income related to this swap transaction of $941,000 in the year ended December 31, 2022.

In July 2022, the Company entered into two additional interest rate swap transactions as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of each swap is $200 million with an effective date of May 1, 2023 and a termination date of May 1, 2028. Under the terms of one swap, beginning in May 2023, the Company will receive a fixed rate of interest of 2.628% and will pay a floating rate of interest equal to one-month USD-SOFR OIS. Under the terms of the other swap, beginning in May 2023, the Company will receive a fixed rate of interest of 5.725% and will pay a floating rate of interest equal to one-month USD-Prime. In each case, the floating rate will be reset monthly and net settlements of interest due to/from the counterparty will also occur monthly. To the extent the fixed rate of interest exceeds the floating rate of interest, the Company will receive net interest settlements, which will be recorded as loan interest income. If the floating rate of interest exceeds the fixed rate of interest, the Company will be required to pay net settlements to the counterparty and will record those net payments as a reduction of interest income on loans. At December 31, 2022, the USD-Prime rate was 7.50% and the one-month USD-SOFR OIS rate was 4.06173%.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended December 31, 2022, non-interest income decreased $1.5 million to $7.7 million when compared to the quarter ended December 31, 2021, primarily as a result of the following item:

•	Net gains on loan sales: Net gains on loan sales decreased $1.5 million compared to the prior year quarter. The decrease was due to a decrease in originations of fixed-rate single-family mortgage loans during the 2022 period compared to the 2021 period. Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market. These loan originations increased substantially when market interest rates decreased to historically low levels in 2020 and 2021. As a result of the significant volume of refinance activity in 2020 and 2021, and as market interest rates moved higher beginning in the second quarter of 2022, mortgage refinance volume has decreased and fixed rate loan originations and related gains on sales of these loans have decreased substantially. The lower level of originations is expected to continue as long as market rates remain elevated.

For the year ended December 31, 2022, non-interest income decreased $4.2 million to $34.1 million when compared to the year ended December 31, 2021, primarily as a result of the following items:

•	Net gains on loan sales: Net gains on loan sales decreased $6.9 million compared to the prior year. The decrease was due to a decrease in originations of fixed-rate single-family mortgage loans during 2022 compared to 2021 for the same reasons noted above.

•	Other income: Other income increased $1.3 million compared to the prior year. In 2022, a gain of $1.0 million was recognized on sales of fixed assets. Also in 2022, the Company recorded a one-time bonus of $500,000 from its card processor for achieving certain benchmarks related to debit card activity.

•	Overdraft and Insufficient funds fees: Overdraft and Insufficient funds fees increased $1.2 million compared to the prior year. It appears that consumers continued to spend significantly in 2022, but some may have lower account balances as prices for goods and services have increased and government stimulus payments received by consumers in 2020 and 2021 have been exhausted now.

•	Point-of-sale and ATM fees: Point-of-sale and ATM fees increased $676,000 compared to the prior year. This increase was mainly due to increased customer debit card transactions in 2022 compared to 2021. In the latter half of 2021 and through 2022, debit card usage by customers rebounded and was back to historical levels, and in many cases, increased levels of activity. However, during the three months ended December 31, 2022, debit card usage and revenue to Great Southern decreased a bit compared to both the three months ended September 30, 2022 and December 31, 2021.

NON-INTEREST EXPENSE

For the quarter ended December 31, 2022, non-interest expense decreased $1.4 million to $34.3 million when compared to the quarter ended December 31, 2021, primarily as a result of the following items:

•	Legal, Audit and Other Professional Fees: Legal, audit and other professional fees decreased $2.7 million from the prior year quarter, to $2.1 million. In the 2022 period, the Company expensed a total of $1.4 million related to training and implementation costs for the upcoming core systems conversion and professional fees to consultants engaged to support the Company’s transition of core and ancillary software and information technology systems. In the 2021 period, the Company expensed and paid $4.1 million in fees to consultants that were engaged to support the Company in its evaluation of core and ancillary software and information technology systems.

•	Salaries and employee benefits: Salaries and employee benefits increased $1.4 million from the prior year quarter. A portion of this increase related to normal annual merit increases in various lending and operations areas. In 2022, many of these increases were larger than in previous years due to the current employment environment. In addition, the Phoenix loan office was opened in the first quarter of 2022 and the Charlotte, North Carolina loan office was opened in the second quarter of 2022. The operation of these offices added approximately $229,000 of salaries and benefits expense in the 2022 fourth quarter.

For the year ended December 31, 2022, non-interest expense increased $5.7 million to $133.4 million when compared to the year ended December 31, 2021, primarily as a result of the following items:

•	Salaries and employee benefits: Salaries and employee benefits increased $5.0 million from the prior year, for the same reasons noted in the first half of the paragraph above. Also, in the second quarter of 2022, the Company paid a special cash bonus to all employees totaling $1.1 million in response to the rapid and significant increases in prices for many goods and services. In addition, the Phoenix and Charlotte, North Carolina loan offices were opened in 2022, the operation of these offices added approximately $727,000 of salaries and benefits expense in the 2022 year.

•	Other operating expenses: Other operating expenses increased $1.7 million from the prior year, to $8.3 million. Of this increase, $443,000 related to deposit account fraud losses and $219,000 related to charitable contributions.

The Company’s efficiency ratio for the quarter ended December 31, 2022, was 55.13% compared to 66.98% for the same quarter in 2021. The efficiency ratio for the year ended December 31, 2022, was 57.05% compared to 59.03% for 2021. In the three-months and year ended December 31, 2021, the higher efficiency ratios were primarily due to an increase in non-interest expense (primarily from the significant IT consulting expense and related contract termination liability incurred in December 2021). Excluding this consulting expense and contract termination liability, the Company’s efficiency ratio was 57.03% in the quarter ended December 31, 2021, and 56.57% in the year ended December 31, 2021. See “Non-GAAP Financial Measures.” The Company’s ratio of non-interest expense to average assets was 2.40% and 2.42% for the three months and year ended December 31, 2022, respectively, compared to 2.64% and 2.32% for the three months and year ended December 31, 2021. Average assets for the three months ended December 31, 2022, increased $289.9 million, or 5.3%, compared to the three months ended December 31, 2021, primarily due to an increase in net loans receivable and investment securities, partially offset by a decrease in interest bearing cash equivalents. Average assets for the year ended December 31, 2022, increased $17.4 million, or 0.3%, from the year ended December 31, 2021, primarily due to an increase in net loans receivable and investment securities, partially offset by a decrease in interest bearing cash equivalents.

INCOME TAXES

For the three months ended December 31, 2022 and 2021, the Company's effective tax rate was 16.6% and 21.1%, respectively. For the years ended December 31, 2022 and 2021, the Company's effective tax rate was 19.4% and 20.9%, respectively. These effective rates were at or below the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and the Company’s tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates continually evolve as taxable income and apportionment between states is analyzed. Upon filing its federal and various state income tax returns for 2021 in the fourth quarter of 2022, the Company updated its combined tax rate applied to deferred tax items and also made adjustments to its current income taxes receivable/payable balances as a result of carryback claims. These adjustments to current and deferred taxes resulted in a reduction in income tax expense of $1.1 million in the fourth quarter of 2022. The Company's effective income tax rate is currently generally expected to remain near the statutory federal tax rate due primarily to the factors noted above. The Company currently expects its effective tax rate (combined federal and state) will be approximately 20.5% to 21.5% in future periods.

CAPITAL

As of December 31, 2022, total stockholders’ equity and common stockholders’ equity were each $533.1 million (9.4% of total assets), equivalent to a book value of $43.58 per common share. Total stockholders’ equity and common stockholders’ equity at December 31, 2021, were each $616.8 million (11.3% of total assets), equivalent to a book value of $46.98 per common share. At December 31, 2022, the Company’s tangible common equity to tangible assets ratio was 9.2%, compared to 11.2% at December 31, 2021. See “Non-GAAP Financial Measures.” Included in stockholders’ equity at December 31, 2022 and December 31, 2021, were unrealized gains (losses) (net of taxes) on the Company’s available-for-sale investment securities totaling $(47.2 million) and $9.1 million, respectively. This change from a net unrealized gain to a net unrealized loss during 2022 primarily resulted from increasing market interest rates throughout 2022, which decreased the fair value of investment securities.

In addition, included in stockholders’ equity at December 31, 2022, were realized gains (net of taxes) on the Company’s terminated cash flow hedge (interest rate swap), totaling $17.4 million. This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025. At December 31, 2022, the remaining pre-tax amount to be recorded in interest income was $22.5 million. The net effect on total stockholders’ equity over time will be no impact as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

Also included in stockholders’ equity at December 31, 2022, was an unrealized loss (net of taxes) on the Company’s three outstanding cash flow hedges (interest rate swaps) totaling $23.6 million. Increases in market interest rates since the inception of these hedges have caused their fair values to decrease.

As noted above, total stockholders' equity decreased $83.7 million, from $616.8 million at December 31, 2021 to $533.1 million at December 31, 2022. Accumulated other comprehensive income decreased $86.1 million during the year ended December 31, 2022, primarily due to decreases in the fair value of available-for-sale investment securities and the fair value of cash flow hedges. Stockholders’ equity also decreased due to repurchases of the Company’s common stock totaling $61.8 million and dividends declared on common stock of $19.3 million. Partially offsetting these decreases were the Company recording net income of $75.9 million for the year ended December 31, 2022 and a $7.7 million increase in stockholders’ equity due to stock option exercises.

On a preliminary basis, as of December 31, 2022, the Company’s Tier 1 Leverage Ratio was 10.6%, Common Equity Tier 1 Capital Ratio was 10.6%, Tier 1 Capital Ratio was 11.0%, and Total Capital Ratio was 13.5%. On December 31, 2022, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 11.5%, Common Equity Tier 1 Capital Ratio was 11.9%, Tier 1 Capital Ratio was 11.9%, and Total Capital Ratio was 13.1%.

In January 2022, the Company’s Board of Directors authorized the purchase of up to one million shares of the Company’s common stock. At December 31, 2022, there were approximately 177,000 shares which could still be purchased under this authorization. In December 2022, the Company’s Board of Directors authorized the purchase of an additional one million shares of the Company’s common stock, resulting in a total of approximately 1.2 million shares currently available in our stock repurchase authorization.

During the three months ended December 31, 2022, the Company repurchased 44,218 shares of its common stock at an average price of $58.59 and declared a regular quarterly cash dividend of $0.40 per common share, which, combined, reduced stockholders’ equity by $7.5 million. During the year ended December 31, 2022, the Company repurchased 1,043,804 shares of its common stock at an average price of $59.25 and declared regular quarterly cash dividends totaling $1.56 per common share, which, combined, reduced stockholders’ equity by $81.2 million.

LOANS

Total net loans, excluding mortgage loans held for sale, increased $499.3 million, or 12.5%, from $4.01 billion at December 31, 2021 to $4.51 billion at December 31, 2022. This increase was primarily in one- to four- family residential real estate loans ($222 million increase), construction loans ($145 million increase), other residential (multi-family) loans ($84 million increase), and commercial real estate loans ($54 million increase). The pipeline of loan commitments and the unfunded portion of construction loans remained strong in the fourth quarter of 2022. As construction projects were completed, the related loans were either paid off or moved from the construction category to the appropriate permanent loan categories.

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2020
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$199,182	$198,762	$190,637	$185,101	$175,682	$164,480
Secured by real estate (not one- to four-family)	—	—	—	—	23,752	22,273
Not secured by real estate - commercial business	104,452	96,328	87,556	89,252	91,786	77,411

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	100,669	118,429	93,892	75,214	74,501	42,162
Secured by real estate (not one-to four-family)	1,444,450	1,455,081	1,331,986	1,089,844	1,092,029	823,106

Loan commitments not closed
Secured by real estate (one-to four-family)	16,819	36,493	88,153	109,472	53,529	85,917
Secured by real estate (not one-to four-family)	157,645	132,770	134,600	212,264	146,826	45,860
Not secured by real estate - commercial business	50,145	45,902	14,335	8,223	12,920	699

	$2,073,362	$2,083,765	$1,941,159	$1,769,370	$1,671,025	$1,261,908

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

The Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, effective January 1, 2021. The CECL methodology replaced the incurred loss methodology with a lifetime “expected credit loss” measurement objective for loans, held-to-maturity debt securities and other receivables measured at amortized cost at the time the financial asset is originated or acquired. This standard requires the consideration of historical loss experience and current conditions adjusted for reasonable and supportable economic forecasts.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in economic conditions, such as changes in the national unemployment rate, commercial real estate price index, housing price index, commercial real estate price index, consumer sentiment, gross domestic product (GDP) and construction spending.

Worsening economic conditions from COVID-19 and subsequent variant outbreaks or similar events, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in provision expense. Management maintains various controls in an attempt to identify and limit future losses, such as a watch list of problem loans and potential problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are collateral-dependent, evaluates risk of loss and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

During the quarter ended December 31, 2022, the Company recorded provision expense of $1.0 million on its portfolio of outstanding loans, compared to a negative provision expense of $3.0 million recorded for the quarter ended December 31, 2021. During the year ended December 31, 2022, the Company recorded provision expense of $3.0 million on its portfolio of outstanding loans, compared to a negative provision of $6.7 million recorded for the year ended December 31, 2021. Total net charge-offs were $281,000 for the three months ended December 31, 2022, compared to net recoveries of $125,000 in the three months ended December 31, 2021. Total net charge-offs were $274,000 for the year ended December 31, 2022, compared to net recoveries of $116,000 for the year ended December 31, 2021. For the three months ended December 31, 2022, the Company recorded a negative provision for losses on unfunded commitments of $159,000, compared to a provision of $1.3 million for the three months ended December 31, 2021. For the year ended December 31, 2022, the Company recorded a provision for losses on unfunded commitments of $3.2 million, compared to a provision of $939,000 for the year ended December 31, 2021. General market conditions and unique circumstances related to specific industries and individual projects contribute to the level of provisions and charge-offs.

The Bank’s allowance for credit losses as a percentage of total loans was 1.39%, 1.49% and 1.38% at December 31, 2022, December 31, 2021 and September 30, 2022, respectively. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at December 31, 2022, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If challenging economic conditions were to continue or deteriorate, or if management’s assessment of the loan portfolio were to change, additional loan loss provisions could be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

At December 31, 2022, non-performing assets were $3.7 million, a decrease of $2.3 million from $6.0 million at December 31, 2021, and an increase of $341,000 from $3.4 million at September 30, 2022. Non-performing assets as a percentage of total assets were 0.07% at December 31, 2022, compared to 0.11% at December 31, 2021 and 0.06% at September 30, 2022. As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Compared to December 31, 2021 and September 30, 2022, non-performing loans decreased $1.7 million and increased $377,000, respectively, to $3.7 million at December 31, 2022, and foreclosed and repossessed assets decreased $538,000 and $36,000, respectively, to $50,000 at December 31, 2022. Non-performing commercial real estate loans comprised $1.6 million, or 43.0%, of the total non-performing loans at December 31, 2022, a decrease of $39,000 from September 30, 2022. Non-performing one- to four-family residential loans comprised $722,000, or 19.7%, of the total non-performing loans at December 31, 2022, a decrease of $99,000 from September 30, 2022. Non-performing commercial business loans comprised $586,000, or 16.0%, of the total non-performing loans at December 31, 2022. Non-performing construction and land development loans comprised $384,000, or 10.5%, of the total non-performing loans at December 31, 2022, a decrease of $84,000 from September 30, 2022. Non-performing consumer loans comprised $399,000, or 10.9%, of the total non-performing loans at December 31, 2022, an increase of $13,000 from September 30, 2022.

Activity in the non-performing loans categories during the quarter ended December 31, 2022, was as follows:

	Beginning Balance, October 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, December 31
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	468	—	—	—	—	(84)	—	384
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	821	226	—	—	—	(1)	(324)	722
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	1,618	142	—	—	—	—	(181)	1,579
Commercial business	—	586	—	—	—	—	—	586
Consumer	386	71	—	(1)	—	(38)	(19)	399
Total non-performing loans	$3,293	$1,025	$—	$(1)	$—	$(123)	$(524)	$3,670

FDIC-assisted acquired loans included above	$601	$—	$—	$—	$—	$—	$(241)	$360

At December 31, 2022, the non-performing commercial real estate category included three loans, none of which were added during the current quarter. The largest relationship in the category, which totaled $1.3 million, or 83.3% of the total category, was transferred from potential problems during the fourth quarter of 2021, and is collateralized by a mixed-use commercial retail building. The non-performing one- to four-family residential category included 23 loans, three of which were added during the current quarter. The largest relationship in the category totaled $158,000, or 21.8% of the category. The non-performing land development category consisted of one loan added during the first quarter of 2021, which totaled $384,000 and is collateralized by unimproved zoned vacant ground in southern Illinois. The non-performing commercial business category consisted of two loans that totaled $586,000 to a single borrower, both of which were added during the current quarter and subsequently paid off in the first quarter of 2023. The non-performing consumer category included 23 loans, ten of which were added during the current quarter.

Compared to December 31, 2021 and September 30, 2022, potential problem loans decreased $402,000 and $247,000, respectively, to $1.6 million at December 31, 2022. The decrease during the quarter was primarily due to $200,000 in loan payments, $44,000 in charge offs and $13,000 in loans transferred to foreclosed assets and repossessions, partially offset by $10,000 in loans added to potential problem loans.

Activity in the potential problem loans category during the quarter ended December 31, 2022, was as follows:

	Beginning Balance, October 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Loan Advances (Payments)	Ending Balance, December 31
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,370	—	—	—	—	—	(22)	1,348
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	196	—	—	—	—	(44)	(152)	—
Commercial business	—	—	—	—	—	—	—	—
Consumer	259	10	—	—	(13)	—	(26)	230
Total potential problem loans	$1,825	$10	$—	$—	$(13)	$(44)	$(200)	$1,578

FDIC-assisted acquired loans included above	$949	$—	$—	$—	$—	$(44)	$(162)	$743

At December 31, 2022, the one- to four-family residential category of potential problem loans included 22 loans, none of which were added during the current quarter. The largest relationship in this category totaled $159,000, or 11.8% of the total category. The consumer category of potential problem loans included 26 loans, four of which were added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended December 31, 2022, excluding $183,000 in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, October 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, December 31
(In thousands)
One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
One- to four-family residential	—	—	—	—	—	—
Other residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	86	116	—	—	(152)	50
Total foreclosed assets and repossessions	$86	$116	$—	$—	$(152)	$50

FDIC-assisted acquired assets included above	$—	$—	$—	$—	$—	$—

The additions and sales in the consumer category were due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process.

BUSINESS INITIATIVES

The Company’s new banking center in Kimberling City, Missouri, opened for business on October 17, 2022. The newly-constructed building replaced the former facility located on the same property at 14309 Highway 13. Customers were served from a temporary building on the property during the demolition and construction period. Including this office, the Company operates three banking centers in the Branson Tri-Lakes area of southwest Missouri.

In January 2023, a high-transaction-volume banking center located at 1615 West Sunshine Street in Springfield, Missouri, was razed to make way for a new Express Center, utilizing only interactive teller machine (ITM) technology to serve customers. The modern four-lane drive-up center is expected to open during the third quarter of 2023 and will be the first-of-its-kind in the Springfield market. ITMs, also known as video remote tellers, offer an ATM-like interface, but with the enhancement of a video screen that allows customers to speak directly to a service representative in real time and in a highly personal manner. Nearly any teller transaction that can be performed in the traditional drive-thru can be performed at an ITM, including cashing a check to the penny. ITMs provide convenience and enhanced access for customers, while creating greater operational efficiencies for the Bank.

A leased banking center office at 1232 S. Rangeline Road in Joplin, Missouri, will be consolidated into a nearby office at 2801 E. 32nd Street. The leased office is expected to be closed at the end of the business day on March 17, 2023.

The Company will host a conference call on Tuesday, January 24, 2023, at 2:00 p.m. Central Time to discuss fourth quarter 2022 preliminary earnings. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com. Participants may register for the call here.

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company operates 92 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta; Charlotte, North Carolina; Chicago; Dallas; Denver; Omaha, Nebraska; Phoenix and Tulsa, Oklahoma. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements. The novel coronavirus disease, or COVID-19, pandemic has adversely affected the Company, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on the Company’s business, financial position, results of operations, liquidity, and prospects is uncertain. While general business and economic conditions have improved, increases in unemployment rates, labor shortages, or turbulence in domestic or global financial markets could adversely affect the Company’s revenues and the values of its assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to, COVID-19, could affect the Company in substantial and unpredictable ways.

Other factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) fluctuations in interest rates and the effects of inflation or a potential recession; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (v) the possibility of realized or unrealized losses on securities held in the Company's investment portfolio; (vi) the Company's ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (ix) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (x) legislative or regulatory changes that adversely affect the Company's business; (xi) changes in accounting policies and practices or accounting standards; (xii) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xiv) costs and effects of litigation, including settlements and judgments; (xv) competition; (xvi) uncertainty regarding the future of LIBOR and potential replacement indexes; and (xvii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three months and years ended December 31, 2022 and 2021, and the three months ended September 30, 2022, are not necessarily indicative of the results of operations which may be expected for any future period.

	December 31,	December 31,
	2022	2021
Selected Financial Condition Data:	(In thousands)
Total assets	$5,680,702	$5,449,944
Loans receivable, gross	4,581,381	4,077,553
Allowance for credit losses	63,480	60,754
Other real estate owned, net	233	2,087
Available-for-sale securities, at fair value	490,592	501,032
Held-to-maturity securities, at amortized cost	202,495	—
Deposits	4,684,910	4,552,101
Total borrowings	366,481	238,713
Total stockholders’ equity	533,087	616,752
Non-performing assets	3,720	6,011

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2022	2021	2022	2021	2022
	(In thousands)
Selected Operating Data:
Interest income	$67,949	$47,948	$226,977	$198,673	$59,657
Interest expense	13,330	3,723	27,363	20,752	6,759
Net interest income	54,619	44,225	199,614	177,921	52,898
Provision (credit) for credit losses on loans and unfunded commitments	841	(1,723)	6,186	(5,761)	3,315
Non-interest income	7,661	9,198	34,140	38,317	7,984
Non-interest expense	34,336	35,784	133,366	127,635	34,758
Provision for income taxes	4,499	4,081	18,254	19,737	4,676
Net income	$22,604	$15,281	$75,948	$74,627	$18,133

	At or For the Three Months Ended		At or For the Year Ended		At or For the Three Months Ended
	December 31,		December 31,		September 30,
	2022	2021	2022	2021	2022
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.84	$1.14	$6.02	$5.46	$1.46
Book value	$43.58	$46.98	$43.58	$46.98	$41.75

Earnings Performance Ratios:
Annualized return on average assets	1.58%	1.13%	1.38%	1.36%	1.30%
Annualized return on average common stockholders’ equity	17.34%	9.74%	13.44%	11.89%	13.01%
Net interest margin	3.99%	3.37%	3.80%	3.37%	3.96%
Average interest rate spread	3.66%	3.25%	3.59%	3.22%	3.76%
Efficiency ratio	55.13%	66.98%	57.05%	59.03%	57.09%
Non-interest expense to average total assets	2.40%	2.64%	2.42%	2.32%	2.49%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.39%	1.49%	1.39%	1.49%	1.38%
Non-performing assets to period-end assets	0.07%	0.11%	0.07%	0.11%	0.06%
Non-performing loans to period-end loans	0.08%	0.13%	0.08%	0.13%	0.07%
Annualized net charge-offs (recoveries) to average loans	0.02%	0.00%	0.01%	0.00%	0.03%

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	December 31, 2022	December 31, 2021	September 30, 2022
Assets
Cash	$105,262	$90,008	$107,617
Interest-bearing deposits in other financial institutions	63,258	627,259	81,389
Cash and cash equivalents	168,520	717,267	189,006

Available-for-sale securities	490,592	501,032	482,807
Held-to-maturity securities	202,495	—	206,485
Mortgage loans held for sale	4,811	8,735	4,097
Loans receivable, net of allowance for credit losses of $63,480 – December 2022; $60,754 – December 2021; $62,761 – September 2022	4,506,836	4,007,500	4,497,109
Interest receivable	19,107	10,705	13,787
Prepaid expenses and other assets	69,461	45,176	64,383
Other real estate owned and repossessions (1), net	233	2,087	269
Premises and equipment, net	141,070	132,733	139,410
Goodwill and other intangible assets	10,813	6,081	11,029
Federal Home Loan Bank stock and other interest-earning assets	30,814	6,655	31,254
Current and deferred income taxes	35,950	11,973	36,613

Total Assets	$5,680,702	$5,449,944	$5,676,249

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,684,910	$4,552,101	$4,739,118
Securities sold under reverse repurchase agreements with customers	176,843	137,116	124,187
Short-term borrowings	89,583	1,839	99,119
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	74,281	73,984	74,207
Accrued interest payable	3,010	646	2,632
Advances from borrowers for taxes and insurance	6,590	6,147	10,134
Accounts payable and accrued expenses	73,808	25,956	76,829
Liability for unfunded commitments	12,816	9,629	12,974
Total Liabilities	5,147,615	4,833,192	5,164,974

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding December 2022, December 2021 and September 2022 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding December 2022 – 12,231,290 shares; December 2021 – 13,128,493 shares; September 2022 – 12,245,593 shares	122	131	123
Additional paid-in capital	42,445	38,314	41,515
Retained earnings	543,875	545,548	527,963
Accumulated other comprehensive gain (loss)	(53,355)	32,759	(58,326)
Total Stockholders’ Equity	533,087	616,752	511,275

Total Liabilities and Stockholders’ Equity	$5,680,702	$5,449,944	$5,676,249

(1)	At December 31, 2022, December 31, 2021 and September 30, 2022, includes $183,000, $1.5 million and $183,000, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2022	2021	2022	2021	2022
Interest Income
Loans	$61,845	$44,664	$205,751	$186,269	$54,077
Investment securities and other	6,104	3,284	21,226	12,404	5,580
	67,949	47,948	226,977	198,673	59,657
Interest Expense
Deposits	11,160	2,498	20,676	13,102	4,984
Securities sold under reverse repurchase agreements	262	8	324	37	45
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	452	—	1,066	—	377
Subordinated debentures issued to capital trust	350	111	875	448	248
Subordinated notes	1,106	1,106	4,422	7,165	1,105
	13,330	3,723	27,363	20,752	6,759

Net Interest Income	54,619	44,225	199,614	177,921	52,898
Provision (Credit) for Credit Losses on Loans	1,000	(3,000)	3,000	(6,700)	2,000
Provision (Credit) for Unfunded Commitments	(159)	1,277	3,186	939	1,315
Net Interest Income After Provision (Credit) for Credit Losses and Provision (Credit) for Unfunded Commitments	53,778	45,948	193,428	183,682	49,583

Noninterest Income
Commissions	296	287	1,208	1,263	226
Overdraft and Insufficient funds fees	2,042	1,870	7,872	6,686	2,077
POS and ATM fee income and service charges	3,763	3,986	15,705	15,029	3,874
Net gains on loan sales	351	1,821	2,584	9,463	601
Net realized gain (loss) on sale of available-for-sale securities	(168)	—	(130)	—	31
Late charges and fees on loans	303	293	1,182	1,434	206
Gain (loss) on derivative interest rate products	(64)	(29)	321	312	88
Other income	1,138	970	5,398	4,130	881
	7,661	9,198	34,140	38,317	7,984

Noninterest Expense
Salaries and employee benefits	18,812	17,403	75,300	70,290	18,976
Net occupancy and equipment expense	7,587	8,150	28,471	29,163	7,198
Postage	888	777	3,379	3,164	860
Insurance	814	767	3,197	3,061	803
Advertising	878	885	3,261	3,072	953
Office supplies and printing	205	210	867	848	236
Telephone	657	861	3,170	3,458	832
Legal, audit and other professional fees	2,090	4,741	6,330	6,555	2,239
Expense on other real estate and repossessions	46	153	359	627	84
Acquired intangible asset amortization	216	158	768	863	216
Other operating expenses	2,143	1,679	8,264	6,534	2,361
	34,336	35,784	133,366	127,635	34,758
Income Before Income Taxes	27,103	19,362	94,202	94,364	22,809
Provision for Income Taxes	4,499	4,081	18,254	19,737	4,676

Net Income	$22,604	$15,281	$75,948	$74,627	$18,133

Earnings Per Common Share
Basic	$1.85	$1.15	$6.07	$5.50	$1.47
Diluted	$1.84	$1.14	$6.02	$5.46	$1.46

Dividends Declared Per Common Share	$0.40	$0.36	$1.56	$1.40	$0.40

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $1.6 million and $3.3 million for the three months ended December 31, 2022 and 2021, respectively. Net fees included in interest income were $6.3 million and $11.2 million for the year ended December 31, 2022 and 2021, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	December 31, 2022	Three Months Ended December 31, 2022			Three Months Ended December 31, 2021
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.45%	$898,851	$7,746	3.42%	$687,229	$6,040	3.49%
Other residential	6.18	852,245	13,283	6.18	742,248	8,398	4.49
Commercial real estate	5.54	1,554,792	21,330	5.44	1,484,375	15,894	4.25
Construction	6.37	790,088	13,003	6.53	685,520	7,751	4.49
Commercial business	5.72	299,964	4,184	5.53	245,370	4,039	6.53
Other loans	5.56	197,323	2,094	4.21	211,180	2,328	4.37
Industrial revenue bonds	5.58	12,942	205	6.28	14,285	214	5.95

Total loans receivable	5.54	4,606,205	61,845	5.33	4,070,207	44,664	4.35

Investment securities	2.74	690,026	4,911	2.82	463,219	3,033	2.60
Other interest-earning assets	4.34	129,211	1,193	3.66	667,022	251	0.15

Total interest-earning assets	5.19	5,425,442	67,949	4.97	5,200,448	47,948	3.65
Non-interest-earning assets:
Cash and cash equivalents		97,570			92,560
Other non-earning assets		193,986			134,051
Total assets		$5,716,998			$5,427,059

Interest-bearing liabilities:
Interest-bearing demand and savings	0.90	$2,318,678	4,011	0.69	$2,402,713	869	0.14
Time deposits	2.30	1,428,223	7,149	1.99	1,008,398	1,629	0.64
Total deposits	1.39	3,746,901	11,160	1.18	3,411,111	2,498	0.29
Securities sold under reverse repurchase agreements	0.94	131,599	262	0.79	138,511	8	0.02
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	4.60	46,492	452	3.85	1,653	—	—
Subordinated debentures issued to capital trust	6.04	25,774	350	5.39	25,774	111	1.71
Subordinated notes	5.95	74,238	1,106	5.91	73,954	1,106	5.93

Total interest-bearing liabilities	1.56	4,025,004	13,330	1.31	3,651,003	3,723	0.40
Non-interest-bearing liabilities:
Demand deposits		1,072,031			1,104,920
Other liabilities		98,680			43,413
Total liabilities		5,195,715			4,799,336
Stockholders’ equity		521,283			627,723
Total liabilities and stockholders’ equity		$5,716,998			$5,427,059

Net interest income:
Interest rate spread	3.63%		$54,619	3.66%		$44,225	3.25%
Net interest margin*				3.99%			3.37%
Average interest-earning assets to average interest-bearing liabilities		134.8%			142.4%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

	December 31, 2022	Year Ended December 31, 2022			Year Ended December 31, 2021
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.45%	$811,896	$27,853	3.43%	$678,900	$25,251	3.72%
Other residential	6.18	837,582	43,174	5.15	922,739	40,998	4.44
Commercial real estate	5.54	1,551,541	73,164	4.72	1,541,095	65,811	4.27
Construction	6.37	679,524	37,370	5.50	616,899	27,696	4.49
Commercial business	5.72	292,825	14,615	4.99	279,232	15,403	5.52
Other loans	5.56	199,336	8,864	4.45	220,783	10,347	4.69
Industrial revenue bonds	5.58	13,338	711	5.33	14,528	763	5.25

Total loans receivable	5.54	4,386,042	205,751	4.69	4,274,176	186,269	4.36

Investment securities	2.74	675,571	19,170	2.84	447,943	11,689	2.61
Other interest-earning assets	4.34	195,817	2,056	1.05	552,094	715	0.13

Total interest-earning assets	5.19	5,257,430	226,977	4.32	5,274,213	198,673	3.77
Non-interest-earning assets:
Cash and cash equivalents		96,353			96,989
Other non-earning assets		166,007			131,154
Total assets		$5,519,790			$5,502,356

Interest-bearing liabilities:
Interest-bearing demand and savings	0.90	$2,346,546	6,938	0.30	$2,316,890	4,023	0.17
Time deposits	2.30	1,119,157	13,738	1.23	1,161,134	9,079	0.78
Total deposits	1.39	3,465,703	20,676	0.60	3,478,024	13,102	0.38
Securities sold under reverse repurchase agreements	0.94	132,595	324	0.24	143,757	37	0.03
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	4.60	48,530	1,066	2.20	1,529	—	—
Subordinated debentures issued to capital trust	6.04	25,774	875	3.40	25,774	448	1.74
Subordinated notes	5.95	74,131	4,422	5.97	119,780	7,165	5.98

Total interest-bearing liabilities	1.56	3,746,733	27,363	0.73	3,768,864	20,752	0.55
Non-interest-bearing liabilities:
Demand deposits		1,141,660			1,061,716
Other liabilities		66,224			44,260
Total liabilities		4,954,617			4,874,840
Stockholders’ equity		565,173			627,516
Total liabilities and stockholders’ equity		$5,519,790			$5,502,356

Net interest income:
Interest rate spread	3.63%		$199,614	3.59%		$177,921	3.22%
Net interest margin*				3.80%			3.37%
Average interest-earning assets to average interest-bearing liabilities		140.3%			139.9%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). This non-GAAP financial information includes the efficiency ratio excluding consulting expense and related contract termination liability and tangible common equity to tangible assets ratio.

We calculate the efficiency ratio excluding consulting expense and related contract termination liability by subtracting from the non-interest expense component of the ratio the consulting expense and contract termination fee we incurred during 2021 in connection with the evaluation of our core and ancillary software and information technology systems. We had no such expenses or fees during 2022. Management believes the efficiency ratio calculated in this manner better reflects our core operating performance and makes this ratio more meaningful when comparing our operating results to different periods.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

These non-GAAP measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Efficiency Ratio Excluding Consulting Expense and Related Contract Termination Liability

	Three Months Ended		Year Ended
	December 31, 2021		December 31, 2021
	(Dollars in thousands)
Reported non-interest expense/ efficiency ratio	$35,784	66.98%	$127,635	59.03%
Less: Impact of one-time consulting expense and related contract termination liability	5,318	9.95	5,318	2.46
Core non-interest expense/ efficiency ratio	$30,466	57.03%	$122,317	56.57%

There were no non-GAAP adjustments to the efficiency ratio for 2022.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	December 31,	December 31,
	2022	2021
	(Dollars in thousands)
Common equity at period end	$533,087	$616,752
Less: Intangible assets at period end	10,813	6,081
Tangible common equity at period end (a)	$522,274	$610,671

Total assets at period end	$5,680,702	$5,449,944
Less: Intangible assets at period end	10,813	6,081
Tangible assets at period end (b)	$5,669,889	$5,443,863

Tangible common equity to tangible assets (a) / (b)	9.21%	11.22%